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                                                                      EXHIBIT 21
                                                                      ----------

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------

         The following are significant subsidiaries of the Company at December 31, 2000.


         NAME                        JURISDICTION       ALSO "DOING BUSINESS AS"
         ----                        ------------       ------------------------

Dollar Rent A Car Systems, Inc.       Oklahoma             Dollar Rent A Car

Thrifty Rent-A-Car System, Inc.       Oklahoma             Thrifty Car Rental

Thrifty, Inc.                         Oklahoma                     N/A

Rental Car Finance Corp.              Oklahoma                     N/A